Exhibit 99.1

Introductory Statement

This Amendment No. 3 (this “Amendment”) amends the Schedule 13D originally filed by the Reporting Persons with the Securities and Exchange Commission (the “SEC”) on December 15, 2023, as amended by Amendment No. 1 filed with the SEC on November 13, 2024 and Amendment No. 2 filed with the SEC on March 21, 2025 (the “Schedule 13D”), with respect to the Common Stock, $0.05 par value (the “Shares”), of Scientific Industries, Inc., a Delaware corporation (the “Issuer”). Except as otherwise provided herein, each item of the Schedule 13D remains unchanged. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Schedule 13D.